EXHIBIT 21
SUBSIDIARIES OF THE REGISTRANT
Organized under law of

UNIVERSAL CORPORATION	Virginia
Baikam Co. Ltd	Thailand
Beleggings-en Beheermaatschappij "De Amstel" B. V.	Netherlands
Blending Services International, Inc.	Virginia
CA Bautz GmbH	Germany
Casa Export, Limited	Virginia
Casalee-Transtobac (Pvt) Ltd.	Zimbabwe
CATSCO, Inc.	British Virgin Isles
Continental Tobacco S.A.	Switzerland
Deli Universal, Inc.	Virginia
Deli-HTL Tabak Maatschappij B. V.	Netherlands
Deltafina, S.p.A.	Italy
Deutsch-holandische Tabakgesellschaft mbH	Germany
Ermor Tabarama-Tabacos do Brasil Ltda.	Brazil
Gebrueder Kulenkampff GmbH	Germany
Global Laboratory Services, Inc.	Virginia
Harkema Services, Inc.	Virginia
Indoco International B.V.	Netherlands
Industria AG	Switzerland
Inetab-Kaubeck, C. por A.	Dominican Republic
Itofina, S.A.	Switzerland
L’Agricola, S.r.L.	Italy
Lancaster Leaf Tobacco Company of Pennsylvania, Inc.	Virginia
Limbe Leaf Tobacco Company Limited	Malawi
Mozambique Leaf Tobacco Import & Export Limitada	Mozambique
Simcoe Leaf Tobacco Company Limited	Canada
Tabacalera San Fernando S.R.L.	Paraguay
Tabacos Del Pacifico Norte, S.A. De C.V.	Mexico
TAES, S.L.	Spain
Tanzania Leaf Tobacco Co., Ltd	Tanzania
Tanzania Tobacco Processors Ltd.	Tanzania
Tobacco Trading International, Inc.	British Virgin Isles
Toutiana, S.A.	Switzerland
Uganda Leaf Tobacco Co. Limited	Uganda
ULT Hungary Limited	Hungary
Ultoco, S.A.	Switzerland
Universal Finance B.V.	Netherlands
Universal Leaf (Asia) Pte Ltd.	Singapore
Universal Leaf Aviation and Logistics (Pty) Limited	South Africa
Universal Leaf North America U. S., Inc.	North Carolina
Universal Leaf Philippines Inc.	Philippines
Universal Leaf South Africa (Pty) Limited	South Africa
Universal Leaf Tabacos Ltda.	Brazil
Universal Leaf Tabacos S. A.	Argentina
Universal Leaf Tobacco Company, Inc.	Virginia
Universal Leaf Tobacco Poland Sp. z.o.o.	Poland
Zambia Leaf Tobacco Co., Ltd.	Zambia